Exhibit 10.7.10


      Summary Description of October 26, 2005 Compensation Committee Action
                  Approving 2006 Executive Bonus Opportunities

On October 26, 2005, the Compensation Committee of the Board of Directors of CBL & Associates Properties, Inc. (the "Company") approved the criteria or matters pursuant to which designated Company executives will be eligible to earn bonuses for the 2006 fiscal year. The amount of the bonus paid to each executive will be based upon the successful continuation and/or completion of development, financing, leasing and re-leasing, temporary leasing, sponsorships, management, accounting, marketing, remodelings, expansions, peripheral property sales, acquisitions and joint ventures with respect to the Company and its properties identified by the Compensation Committee as being within each such executive's areas of responsibility. Three of the executives covered by these bonus criteria qualify as "named executive officers" of the Company (pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K). The potential bonuses that the Compensation Committee provided that such named executive officers could earn pursuant to the above-stated criteria or matters are as follows: John
N. Foy - $725,000; Stephen D. Lebovitz - $725,000; and Eric P. Snyder - $325,000. The actual amount of any bonus payouts will be dependent on the successful continuation or completion of the projects or matters upon which each such officer's bonus is based, as well as the officer's continued employment with the Company at such time.

In addition to the potential bonus levels approved as described above for certain officers, the Compensation Committee also approved a separate allocation of up to an aggregate of $1,325,000 to be available as bonus compensation for payment to three designated senior executives, consisting of specified maximum bonuses that could be earned by each of the three executives totaling $1,175,000 plus the opportunity to share in an unallocated discretionary bonus pool of up to $150,000. The actual bonus payments to such officers, including the amount (if any) to be paid out of the $150,000 unallocated pool, will be determined during the fourth quarter of 2006 by the Compensation Committee, based upon its evaluation of such officers' performance during the year. Two of the officers for whom any fiscal 2006 bonuses will be determined pursuant to this method are named executive officers, and the potential bonus payouts set by the Compensation Committee for each of these officers is as follows: Charles B. Lebovitz - $725,000 plus any additional participation in the unallocated
$150,000 pool, and Augustus N. Stephas - $250,000 plus any additional participation in the unallocated $150,000 pool.

As with the 2005 bonuses, in the case of both of the bonus mechanisms described above for 2006, each officer who receives a bonus will have the option of electing whether to have his or her bonus paid in cash or in shares of the Company's Common Stock pursuant to the terms of the Company's Amended and Restated Stock Incentive Plan, as amended. The number of shares issued with respect to any bonus that an officer elects to receive in the Company's Common Stock will be determined based on the market value of the Common Stock on the date when such bonus becomes payable.